Exhibit 99.1

LORETO CORPORATION ANNOUNCES NAME CHANGE TO LORETO RESOURCES CORPORATION AND APPOINTMENT OF NEW DIRECTOR IN SUPPORT OF NEW STRATEGY

Sarasota, FL, July 10, 2008 - Loreto Corporation (OTCBB: LRTC, the “Company”), announced today that its Board of Directors has agreed to change the name of the Company to Loreto Resources Corporation, in support of a change of strategy, and has secured the necessary shareholder votes to implement the change.

The new company name is effective immediately, following the required filings with the SEC and the State of Nevada. This change in name may be accompanied by a new trading symbol and will also include a change in the authorized shares of the Company.

Additionally, Nadine Smith has been appointed to the Company’s Board of Directors and will serve as its Chairperson. Ms. Smith confirmed that this change is in keeping with the Company’s plans to focus its business strategy on the mining sector and related opportunities in South America.

Ms. Smith has been a private investor and business consultant since 1990. Ms. Smith is currently the Chairperson, Vice President and Interim Chief Financial Officer of La Cortez Energy, Inc., a publicly held independent international energy company involved in oil and natural gas exploration in South America. Ms. Smith has previously served as a director of Gran Tierra Energy, Inc. and Patterson-UTI Energy Inc. and American Retirement Corporation, all public companies.

The Company is also announcing the move of its new headquarters to Sarasota, Florida. The Company has been a development stage company with limited operating history. It now is taking steps to transform its operations, to depart from its legacy business and to enter into the business of mining in South America.

The Company will announce the new trading symbol if and when Nasdaq assigns it, and all subsequent press releases are expected to use the new name for the Company.

Contact:	Loreto Corporation Nadine Smith, Chairperson 1266 1st Street, Suite 4 Sarasota, FL 34236

 Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify opportunities in the precious metals mining sector in South America, and that the Company can successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.